Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporataion by reference in this Registration Statement on Form S-1 of Certara, Inc. of our report dated March 15, 2021 relating to our audits of the consolidated financial statements of Certara, Inc. and Subsidiaries as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 included in the Annual Report on Form 10-K of Certara, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ CohnReznick LLP

November 15, 2021

Tysons, Virginia